Exhibit 4.45

THIS SUPPLEMENTAL AGREEMENT is dated the 8th July 2012 and made BETWEEN:

1.
Top Ships Inc., of the Marshall Islands, Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands MI-I96960, duly represented by Mr. Alexandros Tsirikos, CFO (the "Borrower") and

2.
Shipping Financial Services Inc., of the Marshall Islands, Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands MH96960, duly represented by Mrs. Pinelopi Platsouka, President / Director (the "Lender")

WHEREAS

(A)
This Agreement is supplemental to and amends the Loan Agreement dated 1St July 2011 (the "Loan Agreement") made between the Borrower as borrower and the Lender as lender relating to a Facility of 350,000 EURO (Three Hundred Fifty Thousand EURO) (the "Loan") advanced by the Lender to the Borrower.

(B)	The Borrower has requested the Lender to extend the period of repayment of the Loan to July 8, 2013;

(C)	In consideration of the Lender consenting to the Borrower's request as above, the Borrower is prepared:

1.	to pay an extension fee amounting to US$ 70,000 that will be payable at any time until July 8, 2013 and

2.	to pay interest on the outstanding loan and fees (including the extension fee mentioned under 1. above) at a rate of 8% per annum.

(D)	The parties have exchanged correspondence on the points set out above and have reached agreement which they wish to formalize,

(E)	This Agreement sets out the terms and conditions upon which the Lender agreed to provide its consent to the Borrower's requests.

NOW IT IS HEREBY AGREED as follows:

1.           Definitions

Words and expressions defined in the Loan Agreement shall, unless the context otherwise requires or unless otherwise defined or amended herein, have the same meanings when used in this Agreement.

2.           Agreement of the Parties

2.1	In consideration of the Borrower agreeing

(a)  to pay the extension fee amounting to E 70,000 at any time between the date hereof and July 8 2013, and

(b)  to pay interest on the outstanding loan and fees (including the extension fee mentioned under (a) above) at a rate of 8% per annum.

The Lender grants its consent to extend the Repayment Date of the Loan Agreement, including unpaid fees and interest, up to July 8 2013

2.2
The parties further agree that in case of a successful equity offering there will be a mandatory full prepayment in cash, and in case of change of control, which includes liquidation, dissolution, or winding up, of the Borrower or the sale of all or substantially all of the Borrower's assets there will be immediate prepayment of the Loan, including fees and interest.

3.           Amendment of the Loan Agreement

The Loan Agreements are modified accordingly to accommodate the provisions of the present Agreement.

4.           Continued Force and Effect

4.1	Save as amended by this Agreement, the provisions of the Loan shall continue in full force and effect and together with this supplemental agreement shall be read and construed as one instrument.

5.           Representations and Warranties

5.1	Primary representations and warranties

The Borrower represents and warrants to the Lender that:

5.1.1	Existing representations and warranties

the representations and warranties set out in Clause 6 of the Loan Agreement were true and correct on the date of the Loan Agreement,

and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made at the date of this Agreement with reference to facts and circumstances existing at such date;

5.1.2	Corporate power

the Borrower has power to execute, deliver and perform its obligations under this Agreement; all necessary corporate, shareholder and other action has been taken by the Borrower to authorize the execution, delivery and performance of this Agreement;

5.1.3	Binding obligations

this Agreement constitutes valid and legally binding obligations of the Borrower enforceable in accordance with its terms;

5.1.4	No conflict with other obligations

the execution, delivery and performance of this Agreement by the Borrower will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which the Borrower is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower is a party or is subject or by which the Borrower or any of its property is bound or (iii) contravene or conflict with any provision of the constitutional documents of the Borrower or (iv) result in the creation or imposition of or oblige the Borrower to create any Encumbrance on any of their undertaking, assets, rights or revenues;

5.1.5	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement that it or any other instrument be notarized, filed, recorded, registered or enrolled in any court, public office or elsewhere in any jurisdiction or that any stamp, registration or similar tax or charge be paid in any jurisdiction on or in relation to this Agreement and this Agreement is in proper form for its enforcement in the appropriate courts;

5.1.6	Choice of Law

The choice of Cyprus law to govern this Agreement and the submission by the Borrower to the non-exclusive jurisdiction of the Cyprus courts is valid and binding; and

5.1.7	Consents obtained

Every consent, authorization, license or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by the Borrower in connection with the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement or the performance by the Borrower of its obligations under this Agreement has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

5.2	Repetition of representations and warranties

Each of the representations and warranties contained in Clause 5 of the Loan Agreement shall be deemed to be repeated by the Borrower as if made with reference to the facts and circumstances existing on this day.

6.           Expenses

6.1	Expenses

The Borrower agrees to pay to the Lender on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Lender:

6.1.1
in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement and of any amendment or extension of or the granting of any waiver or consent under this Agreement, and

6.1.2
in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under this Agreement or otherwise in respect of the monies owing and obligations incurred under this Agreement, together with interest at the rate referred to in Clause 3 of the Loan Agreement (Default Interest) from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

6.2	Stamp and other duties

The Borrower agrees to pay to the Lender on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Lender) imposed on or in connection with this Agreement and shall indemnify the Lender against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

7.           Miscellaneous and notices

7.1	Notices

The provisions of Clause 12 of the Loan Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein.

7.2	Counterparts

This Agreement may be executed in any number of counterparts and by each party on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

8.           Applicable Law

8.1	Law

This Agreement is governed by and shall be construed in accordance with Cyprus Law.

8.2	Submission to jurisdiction

The Borrower agrees, for the benefit of the Lender, that any legal action or proceedings arising out of or in connection with this Agreement against the Borrower or any of its assets may be brought in the Courts of Cyprus. The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designate and appoint Messrs Chrysses Demetriades & Co. LLC of 284 Arch. Makarios III AVE., Fortuna Court, Block B, 3105 Limassol, Cyprus, as their anticletos for service of process in respect of proceedings before such courts and undertake to maintain throughout the term of the Security Period an agent (anticletos) in Cyprus for such purpose. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Lender to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

The parties further agree that only the Courts of Cyprus and not those of any other State shall have jurisdiction to determine any claim which the Borrower may have against the Lender arising out of or in connection with this Agreement.

9.           Entire Agreement

This Agreement sets out all the amendments effected to the Loan Agreement and the Loan Agreement as amended by the present Agreement reflects the entire agreement between the parties. Upon execution hereon all other documents on the matter have no legal effect.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed as a deed on the date first above written.

SIGNED for and on behalf of	)

TOP SHIPS INC.	)	/s/ Alexandros Tsirikos

By Alexandros Tsirikos

CFO

Witness

Signature:	/s/ Nikos Papastratis
Full name:	Nikos Papastratis
Address:	Sofokli Venizelou 4, Nea Penteli
Occupation:	Consultant

SIGNED for and on behalf of	)

Shipping Financial Services Inc	)	/s/ Pinelopi Platsouka

By Pinelopi Platsouka

President / Director

Witness

Signature:	/s/ Andreas Louka
Full name:	Andreas Louka
Address:	12 Euryalus St.
Occupation:	Lawyer

SKNYC1:1377712.1